EXHIBIT 10.31

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”), dated as of May 15, 2013 (the “Effective Date”), by and between Heat Biologics, Inc., a Delaware corporation having a place of business at 100 Europa Drive, Suite 420, Chapel Hill, NC 27517 (the “Corporation”), and Matthew E. Czajkowski (the “CFO”), an individual residing at 1083 Burning Tree Drive, Chapel Hill, NC 27517.

W I T N E S S E T H:

WHEREAS, the Corporation and the CFO desire to set forth the terms and conditions on which, from and after the Effective Date, (i) the Corporation shall employ the CFO, (ii) the CFO shall render services to the Corporation, and (iii) the Corporation shall compensate the CFO for such services.

NOW, THEREFORE, in consideration of the foregoing and the mutual promises and covenants herein contained, the parties agree as follows:

1.

EMPLOYMENT; DUTIES

(a)

The Corporation engages and employs the CFO, and the CFO hereby accepts engagement and employment, as part time Chief Financial Officer of the Corporation.  The CFO shall perform such services and duties as are normally incident to such positions and are commensurate with the CFO's background, education and professional standing, all as the Board of Directors of the Corporation shall reasonably determine.

(b)

The CFO shall perform his duties hereunder from the Corporation’s principal office; provided, however, that the CFO acknowledges and agrees that the performance by the CFO of his duties hereunder may require some domestic and international travel by the CFO.

(c)

The Corporation and CFO agree that CFO’s position shall be part-time and CFO shall not be required to devote more than 50% of the time that a full time equivalent would spend per week in performance of services to the Corporation.  The Corporation acknowledges and agrees that CFO may perform services for other companies or non-profit institutions provided that CFO does not breach the terms of this Agreement.

(d)  CFO agrees that he is subject to and will comply with the policies and procedures of the Corporation; as such policies and procedures may be modified, added to or eliminated from time to time at the sole discretion of the Corporation (and provided such revised policies and procedures are communicated to CFO), except to the extent any such policy or procedure specifically conflicts with the express terms of this Agreement.  CFO further agrees and acknowledges that any written or oral policies and procedures of the Corporation do not constitute contracts between the Corporation and CFO.

2.

TERM

It is understood and agreed by the Corporation and CFO that this Agreement does not contain any promise or representation concerning the duration of CFO’s employment with the Corporation. CFO specifically acknowledges that his employment with the Corporation is at-will and may be altered or terminated by either CFO or the Corporation at any time, with or without cause and/or with or without notice.  The nature, terms or conditions of CFO’s employment with the Corporation cannot be changed by any oral representation, custom, habit or practice, or any other writing, except an Amendment to this Agreement.  In addition, if any references to  the rate of salary, any bonuses, paid time off, other compensation, or vesting schedules are stated in units of years or months or weeks these references do not alter the at-will nature of the employment, and does not mean and should not be interpreted to mean that CFO is guaranteed employment to the end of any period of time or for any period of time. In the event of conflict between this disclaimer and any other statement, oral or written, present or future, concerning terms and conditions of employment, the at-will relationship confirmed by this disclaimer shall control, unless there is an Amendment to this Agreement.

3.

COMPENSATION

(a)

Base Salary.  For all services rendered and to be rendered hereunder, the Corporation agrees to pay to the CFO, and the CFO agrees to accept a salary of $105,000 per annum (“Base Salary”), which will be paid bi-weekly in accordance with normal Corporation payroll practices and shall be subject to such deductions or withholdings as the Corporation is required to make pursuant to law, or by further agreement with the CFO.  The Corporation and CFO agree that if CFO’s work schedule increases to more than 50% of the time that a full time equivalent would spend performing services for the Corporation, then CFO and Corporation will mutually agree to an increase in CFO’s salary.  CFO’s salary shall be subject to annual review and adjustment by the Board of Directors, but shall not be decreased without the agreement of the CFO.

 (b)

Stock Options.  The Corporation will grant CFO an option to purchase 88,235 shares of the common stock of Corporation.  These options will have a 10 year life and will vest monthly over a 3-year period and will be granted at an exercise price of $3.83 per share.  The Option Agreement will provide that if, after CFO has been employed by the Corporation for one year, there is a Change in Control (as defined in the Option Agreement) then all options will become fully vested immediately prior to the Change in Control.

(c)

Bonus.  CFO shall be eligible to receive an annual performance bonus (“Bonus”) based upon CFO’s achievement of certain milestones and performance objectives established by the Corporation and CFO.  The Board of Directors or the Compensation Committee, in its sole discretion, shall determine the extent to which CFO has achieved the performance targets upon which CFO’s Bonus is based, and the amount of Bonus to be paid to CFO, if any.  Bonuses are not earned until they are approved by the Board of Directors or Compensation Committee.  Corporation agrees to work with CFO to determine the objectives to be achieved by CFO for the remainder of 2013 on or before July 1, 2013 and by January 30, 2014 for fiscal year 2014.

(d)

CFO Benefits.  Upon reaching full-time employment status, the CFO shall be entitled to all benefits to which other executive officers of the Corporation are entitled, on terms comparable thereto, including, without limitation, participation in pension and profit sharing plans, 401(k) plan, group insurance policies and plans, medical, health, vision, and disability insurance policies and plans, and the like, which may be maintained by the Corporation for the benefit of its executives. The Corporation reserves the right to alter and amend the benefits received by CFO from time to time at the Corporation’s discretion.

(e)

Vacation.  CFO will be entitled to three weeks’ paid vacation per year.

4.

REPRESENTATIONS AND WARRANTIES BY THE CFO AND CORPORATION

The CFO hereby represents and warrants to the Corporation that CFO has the full right, power and legal capacity to enter and deliver this Agreement and to perform his duties and other obligations hereunder.  This Agreement constitutes the legal, valid and binding obligation of the CFO enforceable against him in accordance with its terms.

The Corporation hereby represents and warrants to the CFO as follows:

(a)

The Corporation is duly organized, validly existing and in good standing under the laws of the State of Delaware, with all requisite corporate power and authority to own its properties and conduct its business in the manner presently contemplated.

(b)

The Corporation has full power and authority to enter into this Agreement and to incur and perform its obligations hereunder.

(c)

The execution, delivery and performance by the Corporation of this Agreement does not conflict with or result in a breach or violation of or constitute a default under (whether immediately, upon the giving of notice or lapse of time or both) the certificate of incorporation or bylaws of the Corporation, or any agreement or instrument to which the Corporation is a party or by which the Corporation of any of its properties may be bound or affected.

5.

NON-COMPETITION

(a)

The CFO understands and recognizes that his services to the Corporation are special and unique and agrees that during the term of this Agreement and during the Non-Compete period, he shall not in any manner, directly, on behalf of himself or any person, firm, partnership, joint venture, corporation or other business entity ("Person"), enter into or engage in any business developing cancer vaccine technologies similar to the technologies under development by the Corporation, either as an individual for his own account, or as a partner, joint venturer, executive, agent, consultant, salesperson, officer, director, employee or shareholder of any Person.  Recognizing that the Corporation intends to operate on a worldwide basis, these restrictions shall apply to the entire world (or if that is deemed by a court of competent jurisdiction to be unreasonable, then to North America, the European Union and Japan, and if that is deemed unreasonable, then to North America alone).  The CFO agrees and acknowledges that the time limitation on the restrictions in this Paragraph 5, combined with the geographic scope, is reasonable.  The CFO also acknowledges and agrees that Paragraph 5 is reasonably necessary for the protection of the Corporation, that through his employment the CFO shall receive adequate consideration for any loss of opportunity associated with the provisions herein, and that these provisions provide a reasonable way of protecting Corporation’s business value which will be imparted to the CFO.

(b)

During the Non-Compete Period, the CFO shall not interfere with or disrupt or attempt to disrupt the Corporation's business relationship with any of its customers, affirmatively suggest or propose that any of the employees of the Corporation leave such employment, or retain, help retain, or participate in retaining any then-current employees of the Corporation.

(c)

The Non-Compete Period shall mean the period of time beginning on the date of the CFO’s termination and ending nine (9) calendar months following such termination.

(d)

In the event that the CFO breaches any provisions of this Paragraph 5 or there is a threatened breach of this Paragraph 5, then, in addition to any other rights which the Corporation may have, the Corporation shall be entitled, without the posting of a bond or other security, to injunctive relief to enforce the restrictions contained herein.  In the event that an actual proceeding is brought in equity to enforce the provisions of this Paragraph 5, the CFO shall not argue as a defense that there is an adequate remedy at law nor shall the Corporation be prevented from seeking any other remedies which may be available.

6.

INVENTIONS ASSIGNMENTS; CONFIDENTIAL INFORMATION

All inventions, improvements, ideas, names, patents, trademarks, copyrights, and innovations (including all data and records pertaining thereto), whether or not reduced to writing, which the CFO may originate, make or conceive during the term of his employment and for a period of three (3) months thereafter, either alone or with others and whether or not during working hours or by the use of facilities of the Corporation (except as may be originated made or conceived in connection with his consulting obligations pursuant to Paragraph 1(c) of this Agreement), and which relate to or are or may likely be useful in connection with the business or contemplated business of the Corporation shall be the exclusive property of the Corporation.

The CFO agrees that during the course of his employment or at any time after termination, he will not disclose or make accessible to any other person, the Corporation's products, services and technology, both current and under development, promotion and marketing programs, lists, trade secrets and other confidential and proprietary business information of the Corporation or any of its clients.  The CFO agrees: (i) not to use any such information for himself or others; and (ii) not to take any such material or reproductions thereof from the Corporation's facilities at any time during his employment by the Corporation, except as required in the CFO's duties to the Corporation.  The CFO agrees immediately to return all such material and reproductions thereof in his possession to the Corporation upon request and in any event upon termination of employment.  The foregoing notwithstanding, the parties acknowledge and agree that the confidential and proprietary information of the Corporation and/or its clients shall not include the following:  (a) information already in the public domain or hereafter disclosed to the public through no fault of the CFO; including but not limited to knowledge of (i) the business of other companies in the field, (ii) general business methods and structures useful in operating biomaterials companies, (iii) the status of patents and other technology in the field other than those of the Corporation; (b) general knowledge about the biomaterials field obtained through the CFO's academic experience, or (c) specific ideas and projections of the biomaterials field's evolution.

Except with prior written authorization by the Corporation, the CFO agrees not to disclose or publish any of the confidential, technical or business information or material of the Corporation, its clients or any other party to whom the Corporation owes an obligation of confidence, at any time during or after his employment with the Corporation.

7.

TERMINATION

(a)

Subject to Paragraph 2 above, the CFO's employment hereunder shall begin on the Effective Date and shall continue thereafter until terminated upon the first to occur of the following events:

(i)

the death of the CFO or the Disability of the CFO, as defined below; or

(ii)

termination by the Board of Directors of the Corporation, either with or without Cause (as defined below); or

(iii)

voluntary resignation by the CFO after providing the Corporation with at least thirty days prior written notice.

(b)

Upon termination pursuant to clause (a)(i) above and provided that the CFO (or his estate) first executes and does not revoke a release and settlement agreement in the form acceptable to the CFO and the Corporation releasing the Corporation from all claims arising from his employment within sixty (60) days of his termination, the CFO (or his estate in the event of termination as a result of the death of the CFO) shall immediately be entitled to receive all unpaid salary and accrued and unpaid vacation up to the date of termination pursuant to clause (a)(i) plus a pro-rata portion of the Bonus. In addition, such number of options to purchase shares that would have vested upon the date of termination pursuant to clause (a)(i) shall immediately vest.

Upon termination pursuant to clause (a)(ii) for any reason other than for Cause (as defined below) and provided that the CFO first executes and does not revoke a release and settlement agreement in the form acceptable to the CFO and the Corporation releasing the Corporation from all claims related to his employment within sixty (60) days of his termination, the CFO shall immediately be entitled to receive three (3) months salary paid in a lump sum, all unpaid salary and accrued and unpaid vacation and any other compensation or benefits required under applicable law.  In addition, all options to purchase Common Stock that would have vested through the one year period after the date of termination pursuant to clause (a)(ii) shall immediately vest.

(c)

“Disability” of the CFO shall be deemed to have occurred if the CFO, by virtue of any injury, sickness, or physical condition is unable to perform substantially and continuously the duties assigned to him hereunder for more than sixty (60) consecutive or non-consecutive days out of any consecutive twelve (12) month period, exclusive of any accrued vacation.

(d)

Upon termination by the Corporation during the Term pursuant to clause (a)(ii) with Cause or upon the voluntary resignation of the CFO pursuant to clause (a)(iii), such termination shall be effective immediately or on the effective date of the CFO’s notice, as the case may be, and the CFO will be paid all accrued but unpaid salary due as of the Termination Date and all accrued but unpaid vacation and shall receive all options that have vested through the date of termination pursuant to clause (a)(ii).

(e)

For purposes of this Agreement, “Cause” shall mean the unlawful conduct of the CFO constituting a felony under the law or dishonest conduct of the CFO involving moral turpitude or causing material harm to the Corporation; willful, reckless or grossly negligent misconduct; or insubordination which is injurious to, or is reasonably likely to be injurious to, the Corporation, monetarily or otherwise, and which continues after written notice thereof by the Board of Directors.

8.

NOTICES

All notices required to be given pursuant to this Agreement shall be in writing and shall be deemed given if personally delivered to the other party or if sent by email, the United States Mail, certified mail/return receipt requested, postage pre-paid or by a nationally recognized overnight carrier service, delivery charges prepaid.  All such notices shall be addressed to the receiving party at the address set forth in the opening paragraph of this Agreement or such other address as such be provided by written notice pursuant to this Paragraph 8.

9.

SEVERABILITY OF PROVISIONS

If any provision of this Agreement shall be declared by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced in whole or in part, the remaining conditions and provisions or portions thereof shall nevertheless remain in full force and effect and enforceable to the extent they are valid, legal and enforceable, and no provision shall be deemed dependent upon any other covenant or provision unless so expressed herein.

10.

ENTIRE AGREEMENT; MODIFICATION

This Agreement contains the entire agreement of the parties relating to the subject matter hereof, and the parties hereto have made no agreements, representations or warranties relating to the subject matter of this Agreement which are not set forth herein.  No modification of this Agreement shall be valid unless made in writing and signed by the parties hereto.

11.

BINDING EFFECT

The rights, benefits, duties and obligations under this Agreement shall inure to, and be binding upon, the Corporation, its successors and assigns, and upon the CFO and his heirs and legal representatives.  This Agreement constitutes a personal service agreement, and the performance of the CFO's obligations hereunder may not be transferred, delegated or assigned by the CFO.

12.

NON-WAIVER

The failure of either party to insist upon the strict performance of any of the terms, conditions and provisions of this Agreement shall not be construed as a waiver or relinquishment of future compliance therewith, and said terms, conditions and provisions shall remain in full force and effect.  No waiver of any term or condition of this Agreement on the part of either party shall be effective for any purpose whatsoever unless such waiver is in writing and signed by such party.

13.

GOVERNING LAW; WAIVER OF JURY TRIAL

This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of North Carolina without regard to principles of conflict of laws. Any and all disputes, claims or controversies of any kind between the parties arising from or relating in any way to this Agreement or the interpretation, breach, termination, validity, or existence hereof, shall be finally settled by binding arbitration held in Chapel Hill, NC in accordance with the Employment Arbitration Rules of the American Arbitration Association.  The arbitration shall take place before a single arbitrator appointed by the American Arbitration Association.  With respect to any judgment, award, order or similar findings (including, without limitation, interim awards) of such arbitrators, the parties hereby agree that such judgment, award, order or similar findings shall be final and binding on the parties and shall not be subject to appeal by either party.  Judgment upon any judgment, award, order or similar findings of the arbitrators (including, without limitation, interim awards) made in connection with this Paragraph 13 may be entered in any court having jurisdiction over such judgment, award, order or similar findings, or over either of the parties or any of their respective assets, and application may be made to such court for confirmation, enforcement, and/or execution of such judgment, award, order or similar findings.   The Parties irrevocably waive all rights to a trial by jury in any suit, action, or other proceeding hereafter instituted by or against such party in respect of its obligations hereunder or the transactions contemplated hereby.

14.

INDEMNIFICATION.

As additional consideration for the CFO's agreement to perform the duties outlined herein, the CFO shall be indemnified and held harmless by the Corporation for any and all claims, costs or expenses including legal fees and advancement of expenses, except in the case of willful, reckless or grossly negligent misconduct, for any activity in any suit brought against him or the Corporation for actions undertaken by CFO on behalf of the Corporation to the maximum extent provided by law, regardless of whether such indemnification is specifically authorized by statute, the Corporation’s Articles of Incorporation or Bylaws or any other agreement.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

Heat Biologics, Inc.

By:	Jeffrey Wolf

Signature: /s/ Jeffrey Wolf
Title: CEO

Chief Financial Officer

/s/ Matthew E. Czajkowski
Matthew E. Czajkowski